Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of our report dated August 13, 2015, relating to the balance sheet of Double Eagle Acquisition Corp. as of July 1, 2015, and the related statements of operations, changes in shareholder’s equity and cash flows for the period from June 26, 2015 (date of inception) to July 1, 2015, appearing in the Registration Statement on Form S-1, File No. 333-206356 and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
September 10, 2015